Exhibit 10.2

Framework for Awards of ESG/DEI-based Performance Shares

The following is the framework adopted by the Human Resources Committee (the “Committee”) of the Board of Directors of Oshkosh Corporation (the “Company”) for approving Awards of ESG/DEI-based Performance Shares under the Oshkosh Corporation 2017 Incentive Stock and Awards Plan (the “Plan”) (capitalized terms used but not defined herein are used as defined in the Plan):

1.Participants; Performance Shares. As to each specific Award of Performance Shares, the Committee shall approve a list of Participants who will receive the number of Performance Shares listed opposite their names on such list.

2.Performance Goal(s); Award Calculation Schedule.  The Performance Goal or Performance Goals applicable to each specific Award of Performance Shares and, if there is more than one Performance Goal, their respective weightings will be approved by the Committee at the time of the Awards and will be communicated to each Participant following such approval.  The Committee will approve a schedule as to each specific Award of Performance Shares that will set forth different percentiles representing the extent to which the Performance Goal or Performance Goals applicable to the Award is achieved during a performance period of approximately three years to be designated by the Committee as to each specific Award of Performance Shares (the “Performance Period”) and a corresponding percentage of Award shares earned at each percentile with interpolation between such percentiles on a straight-line basis.  Each Performance Share represents the right to receive a number of Shares equal to the sum of the following for each Performance Goal applicable to the Award, with the result rounded up to the next whole Share:  the product of (i) the decimal equivalent of the percentage of Award shares earned as reflected on such schedule (or such interpolated amount) based upon the extent to which the Performance Goal is achieved as reflected on such schedule, multiplied by (ii) the approved weighting of such Performance Goal if there is more than one Performance Goal.  The Company will deliver the Shares earned to the Participant promptly after the determination of the number of Shares earned, but in no event later than March 15 of the calendar year following the last day of the Performance Period.

3.Termination of Employment; Change in Control.

a.If the employment of a Participant terminates due to Retirement, death or Disability after the completion of one complete calendar quarter of the Performance Period and prior to the end of the Performance Period and such termination occurs prior to a Change in Control, then the Participant will receive a number of Shares in respect of the Award equal to the product of (i) the number of Shares the Participant would have received had the Performance Period ended on the last day of the calendar quarter immediately preceding the date of termination, calculated as provided below, multiplied by (ii) a fraction the numerator of which is the number of days elapsed in the Performance Period prior to such termination and the denominator of which is the number of days in the full Performance Period.  Such amount will be calculated and paid as promptly as practicable following the date of termination, recognizing that there may be a delay arising from the fact that the calculation may depend upon the availability of publicly-filed financial information, but in no event later than March 15 of the calendar year following the year in which the date of termination occurs.  As to any Performance Goal that involves reaching an absolute numerical target over the Performance Period, rather than a measure of relative performance (e.g., comparative total shareholder return) or a measure of performance that can apply to a quarter in the same way that it applies to the full Performance Period (e.g., return on invested capital) (an “Absolute Performance Goal”), the amount described in clause (i) will be calculated by comparing actual performance through the calendar quarter immediately preceding the date of termination with an amount equal to the product of (A) the amount of the Performance Goal for the Performance Period divided by the number of quarters in the Performance Period multiplied by (B) the number of quarters elapsed in the Performance Period through the calendar quarter immediately preceding the date of termination.

b.The Participant will forfeit any rights under the Award in each of the following cases:  (i) if the employment of a Participant terminates at any time prior to the commencement of the Performance Period; (ii) if the employment of a Participant terminates for reasons other than Retirement, death or Disability prior to the end of the Performance Period and such termination occurs prior to a Change in Control; or (iii) if the employment of a Participant terminates due to Retirement, death or Disability during the first calendar quarter of the Performance Period and such termination occurs prior to a Change in Control.

c.In the event of a Change in Control after commencement of the Performance Period and prior to the completion of one complete calendar quarter of the Performance Period (and prior to a termination to which 3.a or 3.b applies), a Participant will receive a number of Shares in respect of the Award equal to the product of (i) the number of Performance Shares awarded to the Participant in the Award, multiplied by (ii) a fraction the numerator of which is the number of days elapsed in the Performance Period prior to the Change in Control and the denominator of which is the number of days in the full Performance Period.  The amount earned will be calculated and paid promptly following the date of the Change in Control. Notwithstanding the foregoing and 3.d, no acceleration of vesting, issuance of shares or other payment shall occur under the foregoing or under 3.d to the extent the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that the Award shall be honored or assumed, or new rights substituted therefor (each such honored, assumed or substituted award hereinafter called an "Alternative Award"), by the Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that any such Alternative Award must satisfy the conditions set forth in Section 16(d) of the Plan.

d.In the event of a Change in Control after the completion of one complete calendar quarter of the Performance Period and prior to the end of the Performance Period (and prior to a termination to which 3.a or 3.b applies), a Participant will receive a number of Shares in respect of the Award equal to the product of (i) the greater of (A) the number of Shares the Participant would have received had the Performance Period ended on the last day of the calendar quarter immediately preceding the date of the Change in Control, calculated as provided below, or (B) the number of Performance Shares awarded to the Participant in the Award, multiplied by (ii) a fraction the numerator of which is the number of days elapsed in the Performance Period prior to the Change in Control and the denominator of which is the number of days in the full Performance Period.  The amount earned will be calculated and paid promptly following the date of the Change in Control, recognizing that there may be a delay arising from the fact that the calculation may depend upon the availability of publicly-filed financial information regarding, but in no event later than March 15 of the calendar year following the year in which the Change in Control occurs. As to any Absolute Performance Goal, the amount described in clause (A) will be calculated by comparing actual performance through the calendar quarter immediately preceding the date of termination with an amount equal to the product of (1) the amount of the Performance Goal for the Performance Period divided by the number of quarters in the Performance Period multiplied by (2) the number of quarters elapsed in the Performance Period through the calendar quarter immediately preceding the date of termination.

e.In the event of a Change in Control after the end of the Performance Period and prior to the delivery of any Shares earned in respect of the Award, a Participant shall have the right to receive an amount of cash equal to the product of the number of Shares earned and the Change in Control Price.

4.No Dividends.  Performance Shares as such will not entitle a Participant to receive dividend payments or dividend equivalent payments with respect to any Shares.  However, at such time as the Company delivers Shares earned to a Participant, the Company will also deliver a number of Shares equal to the quotient obtained by dividing (a) the aggregate amount of cash dividends that the Company would have paid on the Shares earned over the course of the period commencing at the start of the Performance Period and ending on the date of delivery of the Shares earned had the Shares earned been outstanding on record dates for dividends during such period by (b) the Fair Market Value of the Shares on the date five business days prior to the date the Company delivers Shares earned to a Participant.

5.Tax Matters.

a.A Participant may defer the delivery of Shares that are issuable in respect of an Award pursuant to the Oshkosh Corporation Deferred Compensation Plan for Directors and Officers by delivering an election prior to the date the Award is approved.

b.To satisfy the federal, state and local withholding tax obligations of a Participant arising in connection with an Award, the Company will withhold Shares otherwise issuable under the Award having a Fair Market Value equal to the amount to be withheld. However, the amount to be withheld will not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction. If the number of Shares to be withheld shall include a fractional share, then the number of Shares withheld shall be increased to the next higher whole number, and the Company shall deliver to the Participant cash in lieu of such fractional share representing such increase.

c.The Awards are intended to qualify as “performance based compensation” under Code Section 162(m).

6.Beneficiary.  A Participant may from time to time designate in writing, in a manner acceptable to the Company, a beneficiary to receive payment under the Award after the Participant’s death.

7.Award Agreement.  This framework constitutes an award agreement relating to the Awards for purposes of the Plan.